EXHIBIT 99.1

          THOMAS E. HODAPP RESIGNS AS DIRECTOR OF COVALENT GROUP, INC.

    WAYNE, Pa., March 4 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world's leading pharmaceutical and biotechnology companies, announced today that Mr. Thomas E. Hodapp has resigned as a director of the Company. Mr. Hodapp advised the Board of Directors that he was resigning his position in order to focus more time on personal interests. Mr. Hodapp's resignation letter contained no disagreement with management concerning any matter relating to the Company's operations, policies or practices.

    Covalent Group would like to thank Mr. Hodapp for his many contributions to the Company.

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials and patient registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens' health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating throughout the world, Covalent is able to meet the global drug development needs of its clients.

     Investor Relations Contact:  Lawrence R. Hoffman, CPA, Esq.
                                  Executive Vice President & CFO
                                  Covalent Group, Inc.
                                 (610) 975-9533
     Contact us on-line:          http://www.covalentgroup.com

SOURCE  Covalent Group, Inc.
    -0-                             03/04/2005
    /CONTACT: Investor Relations - Lawrence R. Hoffman, CPA, Esq., Executive Vice President & CFO, Covalent Group, Inc., +1-610-975-9533/
    /Web site:  http://www.covalentgroup.com /
    (CVGR)